Exhibit 10.1

EXECUTION VERSION

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	MIZUHO BANK, LTD. 1251 Avenue of the Americas New York, New York 10020

CONFIDENTIAL

February 17, 2014

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attention: Stephen Kaufhold, Vice President, Treasurer

Project Tango

Commitment Letter

Ladies and Gentlemen:

Actavis plc, a public limited company organized under the laws of Ireland (“Parent” or “you”), has advised Bank of America, N.A. (“Bank of America”), Mizuho Bank, Ltd. (“Mizuho Bank”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America and Mizuho Bank, the “Commitment Parties”, “we” or “us”) that you intend to (a) acquire (the “Acquisition”) all of the outstanding common stock of a company previously identified to us and code-named “Foxtrot” (the “Acquired Business”) from its equity holders (collectively, the “Sellers”) pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Tango US Holdings Inc. (“US Holdco”), Tango Merger Sub 1 LLC (“Merger Sub 1”), Tango Merger Sub 2 LLC (“Merger Sub 2”) and the Acquired Business (as amended in accordance with the terms hereof and in effect from time to time, including all schedules and exhibits thereto, the “Merger Agreement”), (b) terminate the Credit Agreement (the “Existing Forest Laboratories Credit Agreement”), dated as of December 4, 2012, by and among Forest Laboratories, Inc., JP Morgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, as amended by that certain Amendment No. 1, dated as of December 2, 2013 and pay in full any indebtedness (other than contingent indemnification obligations) outstanding thereunder (the “Refinancing”) and (c) consummate the other transactions described below. After the merger of Merger Sub 1 with and into the Acquired Business with the Acquired Business being the surviving entity (the “First Merger”) and immediately following the First Merger, the merger of the Acquired Business, as surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 being the surviving entity, the Acquired Business (as merged with an into Merger Sub 2) will be an indirect wholly-owned subsidiary of Parent. For purposes of this letter agreement, Parent, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the “Cash Election Consideration” and the “Fractional Share Consideration” (each term as defined in the Merger Agreement) and the costs and expenses related to the Transaction (as hereinafter defined) from the following sources (and that no

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financing other than (a) the financing described herein and (b) the issuance of common equity interests in Parent to the Sellers in accordance with the Merger Agreement will be required in connection with the Transaction):

(a) up to $4.75 billion in gross proceeds from the incurrence by the Borrowers (as defined in Annex II attached hereto) of (1) a tranche of senior unsecured cash bridge in an original aggregate principal amount of $3.0 billion maturing 60 days after the Closing Date (as hereinafter defined) (the “Cash Bridge Tranche”) and (2) a tranche of senior unsecured term loans in an original aggregate principal amount of $1.750 billion maturing five years after the Closing Date (the “Five Year Tranche”), which may, at Parent’s election, be incurred under either a new credit agreement or as new tranches of term loans under one of the Existing Actavis Credit Agreements (as hereinafter defined) (in either case, the “Senior Credit Facilities”);

(b) up to $2.250 billion in gross proceeds from the issuance and sale by the Borrowers (as defined in Annex I attached hereto) of senior unsecured notes (the “Notes”);

(c) if the Credit Documentation (as hereinafter defined) with respect to the Five Year Tranche does not become effective in accordance with its terms and/or the Notes are not issued and sold on or prior to the Closing Date, up to $4.0 billion in loans under a senior unsecured bridge facility (the “Bridge Facility” and, together with the Senior Credit Facilities, the “Facilities”) made available to the Borrowers as interim financing to the Senior Credit Facilities and/or the Permanent Securities (as defined in Annex I attached hereto), as applicable; and

(d) drawings under the Amended and Restated Actavis Revolving Credit and Guaranty Agreement, dated as of October 1, 2013, among Parent, Actavis WC Holdings S.à r.l., Actavis, Inc., the lenders party thereto and Bank of America, as administrative agent thereunder (as amended through, and in effect on, the Closing Date, the “Existing Actavis Revolving Credit and Guaranty Agreement”) and/or Parent’s and its subsidiaries’ cash on hand.

You have further informed us that, in connection with the foregoing, you will seek an amendment to, or amendment and restatement of, each of (a) the Existing Actavis Revolving Credit and Guaranty Agreement, (b) the Amended and Restated Actavis Term Loan Credit and Guaranty Agreement, dated as of October 1, 2013, among Parent, Actavis WC Holdings S.à r.l., Actavis, Inc., the lenders party thereto and Bank of America, as administrative agent thereunder (as amended through, and in effect on, the Closing Date, the “Existing Actavis Term Loan Credit and Guaranty Agreement”) and (c) the WC Term Loan Credit and Guaranty Agreement, dated as of August 1, 2013, among Parent, Warner Chilcott Corporation, WC Luxco S.à r.l., Warner Chilcott Company, LLC, Warner Chilcott Finance, LLC, the lenders party thereto and Bank of America, as administrative agent thereunder (as amended through, and in effect on, the Closing Date, the “Existing WC Term Loan Credit and Guaranty Agreement” and, together with the Existing Actavis Revolving Credit and Guaranty Agreement and the Existing Actavis Term Loan Credit and Guaranty Agreement, the “Existing Actavis Credit Agreements”), which amendments (collectively, the “Actavis Credit Agreement Amendments”) will, among other things to be agreed, (1) modify the covenant contained in Section 7.08 of each of the Existing Actavis Credit Agreements (and the related provisions and definitions) to (i) permit the consummation of the Transaction (including the incurrence of the indebtedness described hereby prior to the Closing Date) and (ii) conform to the maximum consolidated leverage ratio financial covenant that will be contained in the Credit Documentation (as hereinafter defined) for the Senior Credit Facilities, (2) permit the Post-Closing Restructuring (as defined in Annex III attached hereto), (3) permit the Transaction (including the assumption of any Acquired Business indebtedness (other than the Existing Forest Laboratories Credit Agreement)), (4) update the definition of “FATCA” as provided in Annex II attached hereto, (5) extend the Maturity Date under the Existing Actavis Revolving Credit and Guaranty Agreement from September 16, 2017 to September 16,

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2018, (6) amend the covenant to provide subsidiary guaranties to reflect such covenant as set forth in Annex I and Annex II, (7) provide for a guaranty by the TopCo Guarantor (as defined in Annex I and Annex II), (8) amend the negative covenants to include limitations on the activities of Parent and certain of its subsidiaries, as set forth in Annex II and (9) provide that up to $500.0 million of loans under the Existing Actavis Revolving Credit and Guaranty Agreement shall be extended by the Lenders on the Pre-Funding Date (as defined on Annex II hereto) subject only to the conditions set forth in clauses (i)-(iii) of Annex III and the conditions set forth in Section 5 of this Commitment Letter.

The Acquisition, the entering into and funding of the Facilities, the issuance and sale of the Notes, the Actavis Credit Agreement Amendments, the Refinancing and all related transactions are hereinafter collectively referred to as the “Transaction”. The date of consummation of the Acquisition is referred to herein as the “Closing Date”. The date that this Commitment Letter is accepted by Parent is referred to herein as the “Commitment Date”.

1. Commitments. In connection with the foregoing, (a)(i) each of Bank of America and Mizuho Bank is pleased to advise you of its several, and not joint, commitment to provide (x) up to $175.0 million (for a total of $350.0 million) of the Five Year Tranche and (y) 50% of the Cash Bridge Tranche (in such capacity, the “Initial Senior Lenders”), (ii) Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Senior Administrative Agent”) for the Senior Credit Facilities, (iii) Mizuho Bank is pleased to advise you of its willingness to act as sole syndication agent for the Senior Credit Facilities and (iv) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its affiliates designated to act in such capacity, (“MLPFS”), and Mizuho Bank is pleased to advise you of its willingness, and you hereby engage MLPFS and Mizuho Bank, to act as exclusive lead arrangers and exclusive bookrunning managers (in such capacities, the “Senior Lead Arrangers”) for the Senior Credit Facilities, and in connection therewith to form a syndicate of lenders (including Bank of America and Mizuho Bank) for the Senior Credit Facilities that are reasonably acceptable to you (collectively, the “Senior Lenders”), in each case upon and subject to the terms and conditions set forth in this letter agreement and in Annex II hereto (the “Senior Financing Summary of Terms”) and Annex III hereto, (b)(i) each of Bank of America and Mizuho Bank is pleased to advise you of its several, and not joint, commitment to provide 50.0% of the Bridge Facility for a total of $4.0 billion (in such capacity, the “Initial Bridge Lenders” and, together with the Initial Senior Lenders, the “Initial Lenders”), (ii) Bank of America is pleased to inform you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the Senior Administrative Agent, the “Administrative Agents”) for the Bridge Facility, (iii) Mizuho Bank is pleased to advise you of its willingness to act as sole syndication agent for the Bridge Facility and (iv) each of MLPFS and Mizuho Bank is pleased to advise you of its willingness, and you hereby engage MLPFS and Mizuho Bank, to act as exclusive lead arrangers and exclusive bookrunning managers (in such capacities, the “Bridge Lead Arrangers” and, together with the Senior Lead Arrangers, the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders (including Bank of America and Mizuho Bank) for the Bridge Facility selected in consultation with you (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”), in each case upon and subject to the terms and conditions set forth in this letter agreement and in Annex I hereto (the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms”; the Summary of Terms, together with this letter agreement and Annex III hereto, this “Commitment Letter”) and Annex III hereto and (c)(i) Bank of America hereby agrees that, prior to the termination of this Commitment Letter in accordance with its terms (or, if earlier, the effectiveness of the Actavis Credit Agreement Amendments), it will continue to hold at least $163,800,000 of loans under the Existing Actavis Term Loan Credit and Guaranty Agreement, at least $187,800,000 of loans under the Existing WC Term Loan Credit and Guaranty Agreement and at least $84,500,000 of commitments under the Existing Actavis Revolving Credit and Guaranty Agreement and, in its capacity as a lender and the administrative agent under each of the Existing Actavis Credit Agreements, will consent to the Actavis

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Credit Agreement Amendments and (ii) Mizuho Bank hereby agrees that, prior to the termination of this Commitment Letter in accordance with its terms (or, if earlier, the effectiveness of the Actavis Credit Agreement Amendments), it will continue to hold at least $67,000,000 of loans under the Existing Actavis Term Loan Credit and Guaranty Agreement, at least $187,800,000 of loans under the Existing WC Term Loan Credit and Guaranty Agreement and at least $55,000,000 of commitments under the Existing Actavis Revolving Credit and Guaranty Agreement and, in its capacity as a lender under each of the Existing Actavis Credit Agreements, will consent to the Actavis Credit Agreement Amendments, provided that nothing in this clause (c) shall restrict the ability of Bank of America from making an assignment to Mizuho or the ability of Mizuho from making an assignment to Bank of America, in each case, under an Existing Actavis Credit Agreement; provided, further, that the amounts set forth in this clause (c) shall be deemed to be automatically adjusted to reflect any scheduled repayment, prepayment or commitment reduction under the applicable Existing Actavis Credit Agreement after the date hereof.

It is understood and agreed that Bank of America or MLPFS, as applicable, will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

2. Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters (as hereinafter defined), and the several commitments of the Commitment Parties hereunder shall be reduced (a) in respect of the Bridge Facility, dollar-for-dollar on a pro-rata basis as and when corresponding commitments are received from the Bridge Lenders, (b) in respect of the Cash Bridge Tranche, dollar-for-dollar on a pro-rata basis as and when corresponding commitments are received from the Senior Lenders thereunder and (b) in respect of the Five Year Tranche, as determined by the Lead Arrangers after full subscription of the $1.4 billion in commitments in respect of the Senior Credit Facilities that are not committed to by the Initial Senior Lenders hereunder, upon allocation of the commitments thereunder, in each case pursuant to an amendment or amendment and restatement of, or customary joinder to, this Commitment Letter (any such amendment, amendment and restatement or joinder, a “Joinder”) or pursuant to the Credit Documentation, whichever is earlier. The parties agree to cooperate in good faith to execute and deliver Joinders promptly upon prospective lenders’ being identified, and, except in the case of prospective lenders specifically identified in a writing agreed by you and us prior to the date hereof, as to which such acceptance is hereby acknowledged and granted, accepted by Parent, such acceptance not to be unreasonably withheld or delayed. With respect to any syndication, assignment or participation other than through a Joinder or pursuant to the Credit Documentation, the Initial Lenders shall not be relieved or released from their respective obligations hereunder until the funding on the Closing Date has occurred (but without limiting Parent’s acceptance of and obligation to execute and deliver Joinders as set forth in the preceding sentence). Until the earlier of (x) the date that a Successful Syndication (as defined in the Joint Fee Letter) is achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to assist, but in all instances subject to, and not in contravention of, the terms of the Merger Agreement, the Lead Arrangers in achieving a syndication of each such Facility that is satisfactory to the Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors (consistent with the terms of the Merger Agreement) to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined)), (b) your using commercially reasonable efforts to assist the Lead Arrangers in the preparation, within 60 days after the date hereof, of an

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information memorandum with respect to each of the Facilities (other than with respect to the Cash Bridge Tranche) in form and substance consistent with the information memorandum with respect to the Existing Actavis Credit Agreements, and including such additional information as may be appropriate with respect to the structure of the Facilities (each, an “Information Memorandum”) to be completed during a period of at least fifteen consecutive business days occurring at any time prior to the Closing Date (which fifteen consecutive business-day period, (1) if it has not ended on or before August 15, 2014, shall not commence before September 2, 2014 and (2) shall exclude November 27-28, 2014), and other materials to be used in connection with the syndication of each such Facility, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and, to the extent applicable and appropriate, the existing banking relationships of the Acquired Business, (d) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business (consistent with the terms of the Merger Agreement), reasonably available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders at times and locations mutually agreed upon and (e) using your commercially reasonable efforts to ensure that prior to the Closing Date (or, if earlier, the first date on which the Credit Documentation in respect of the Senior Credit Facilities has become effective and the Notes have been issued and the commitments under the Bridge Facility have been terminated in full), there will be no competing issues of debt securities or bank credit financing (other than the Facilities, the Notes and additional credit extensions under the Existing Actavis Revolving Credit and Guaranty Agreement) by or on behalf of you, the Acquired Business or any of your or its subsidiaries being offered, placed or arranged that could reasonably be expected to materially impair the syndication of the Facilities (it being understood that any indebtedness permitted under the Merger Agreement as in effect on the date hereof shall not be subject to this clause (e)). Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters or any other letter agreement or other undertaking concerning the financing of the Transaction contemplated hereby, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that in no event shall the successful completion of syndication of the Facilities or the receipt of any ratings constitute a condition to the availability or initial funding of the Facilities on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders, and, with your consent (not to be unreasonably withheld), any titles or roles offered to prospective Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summaries of Terms, and in the Joint Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the reasonable discretion of the Lead Arrangers in consultation with you.

3. Information Requirements. You hereby represent, warrant and covenant that (a) all written information, other than Projections (as hereinafter defined) and information of a general economic or general industry nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives, taken as a whole, or by or on behalf of the Acquired Business or any of its representatives, taken as a whole, in connection with any aspect of the Transaction (the “Information”) is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (in each case after giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the

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Acquired Business or its representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are delivered to the Lead Arrangers; it being understood and agreed that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties will be correct at such time. Solely as they relate to matters with respect to the Acquired Business and its subsidiaries, the foregoing representations, warranties and covenants are made to the best of your knowledge. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials (as hereinafter defined) to the proposed syndicate of Lenders by posting the Information, the Projections, the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) (collectively, the “Information Materials”) on SyndTrak or another similar electronic system. In connection with the syndication of the Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom that are substantially identical to the Existing Actavis Credit Agreements. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a letter authorizing the dissemination thereof that is substantially identical to the letter provided in connection with the Existing Actavis Credit Agreements.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Joint Fee Letter”) and the separate fee letter addressed to you dated the date hereof from Bank of America (the “Administrative Fee Letter” and, together with the Joint Fee Letter, the “Fee Letters”). You also agree to reimburse the Commitment Parties for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arrangers, the Senior Administrative Agent, the Bridge Administrative Agent and the Initial Lenders (and one additional counsel to each group of affected Indemnified Parties (as hereinafter defined) that are similarly situated, taken as a whole, for any conflict of interest and, if reasonably necessary, one local counsel in each of Ireland, each jurisdiction of organization of each Borrower and, if reasonably necessary, each jurisdiction of organization of any other guarantor)) incurred in connection with the Transaction (not to include, for the avoidance of doubt, the reasonable and documented fees, charges and other disbursements of counsel for the administrative agent under the Existing Actavis Credit Agreements, which shall be limited to Shearman & Sterling LLP, that are required to be reimbursed pursuant to Section 11.04 of each of the Existing Actavis Credit Agreements), the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby (collectively, the “Expenses”); provided, that you shall not be obligated to reimburse us for Expenses (other than fees, charges and other disbursements of counsel) in excess of $150,000; and provided further, that in the event the Closing Date does not occur,

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you shall not be required to reimburse any fees, disbursements and other charges of Shearman & Sterling LLP unless we promptly notify you when such fees, disbursements and other charges exceed $150,000 in the aggregate and provide you (or cause Shearman & Sterling LLP to provide you) weekly invoiced updates thereafter. You acknowledge that we may receive a benefit from any of such counsel in connection with unrelated matters, including without limitation, a discount, credit or other accommodation, based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates, successors and assigns, and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against, and hold each Indemnified Party harmless from, any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one legal counsel for the Administrative Agents, the Lead Arrangers and the Initial Lenders (and one additional counsel to each group of affected Indemnified Parties that are similarly situated, taken as a whole, for any conflict of interest and, if reasonably necessary, one local counsel in each relevant jurisdiction)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings in connection with the Transaction, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party); provided that the foregoing indemnity will not, as to any Indemnified Party, apply to (i) losses, claims, damages, liabilities or related expenses to the extent they (A) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, willful misconduct or bad faith of the applicable Indemnified Party or any Related Indemnified Party (as hereinafter defined), or (B) result from a claim brought by Parent against an Indemnified Party for a material breach of such Indemnified Party’s obligations under this Commitment Letter, the Fee Letters or other Credit Documentation if Parent has obtained a final and non-appealable judgment in its favor on such claims as determined by a court of competent jurisdiction, (ii) any settlement entered into by such Indemnified Party without your written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) any disputes solely among the Indemnified Parties and not arising out of or in connection with any act or omission of any Company (other than a dispute involving a claim against any Commitment Party solely in its capacity as an arranger, agent or similar role in connection with the Facilities). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Seller, the Acquired Business or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (ii) a material breach of such Indemnified Party’s obligations under this Commitment Letter, the Fee Letters or other Credit Documentation, as found in a proceeding to which you are a party. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments under the Facilities, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic

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telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its affiliates, or any of their respective officers, directors, employees, advisors, affiliates, agents or controlling persons as determined by a final, non-appealable judgment of a court of competent jurisdiction. Notwithstanding any other provisions of this Commitment Letter to the contrary, neither you nor any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages arising out of, in connection with, or as a direct result of the Transaction or the other transactions contemplated by this Commitment Letter, except that this shall not limit your indemnification obligations set forth in this section. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability.

For purposes hereof, a “Related Indemnified Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Party, controlling person or such controlled affiliate; provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter, the Fee Letters or other Credit Documentation.

5. Conditions to Financing. The commitment of the Initial Senior Lenders in respect of the Senior Credit Facilities, the commitment of the Initial Bridge Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction of each of the conditions set forth in Annex III hereto and each of the following conditions precedent: (a) (i) solely with respect to the Senior Credit Facilities, the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities by the Borrowers and Parent consistent with this Commitment Letter, including the Documentation Principles (as defined in the Senior Financing Summary of Terms) and the Fee Letters and (ii) solely with respect to the Bridge Facility, the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility by the Borrowers and Parent consistent with this Commitment Letter, including the Documentation Principles and the Fee Letters (the definitive documentation referred to in clauses (i) and (ii) collectively, the “Credit Documentation”); and (b) solely with respect to the Senior Credit Facilities, the other conditions set forth in the Senior Financing Summary of Terms under the heading “Conditions Precedent” and, solely with respect to the Bridge Facility, the other conditions set forth in the Bridge Summary of Terms under the heading “Conditions Precedent”. Notwithstanding anything in this Commitment Letter, the Joint Fee Letter, the Administrative Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be only (i) such representations made by or with respect to the Acquired Business and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have or any of your affiliates has the right to terminate your or its obligations under the Merger Agreement, or to decline to consummate the Acquisition pursuant to the Merger Agreement, as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of (i) the Senior Credit Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent” in the Senior Financing Summary of Terms are satisfied and (ii) the Bridge Facility on the Closing Date if the conditions

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set forth in the section entitled “Conditions Precedent” in the Bridge Summary of Terms are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of Parent and the Borrowers (x) in the case of the Senior Credit Facilities, contemplated by the Senior Financing Summary of Terms, relating to the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Senior Lenders from funding the Senior Credit Facilities, (y) in the case of the Bridge Facility, contemplated by the Bridge Summary of Terms, relating to the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Bridge Lenders from funding the Bridge Facility, and (z) in each case, relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts of the Credit Documentation in any material respect with material laws that would result in a Parent Material Adverse Effect (as defined in the Merger Agreement) or charter documents, solvency of Parent and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transaction (with solvency to be defined in a manner consistent with the form of solvency certificate attached as Exhibit A to Annex III hereto), Federal Reserve margin regulations, the U.S.A. Patriot Act (with respect to the Borrowers only), OFAC (with respect the Borrowers only) and the Investment Company Act. There shall be no conditions to closing and funding not expressly set forth in this Section 5 or Annex III hereto and (i) solely with respect to the Senior Credit Facilities, the other conditions referenced in the Senior Financing Summary of Terms under the heading “Conditions Precedent” and (ii) solely with respect to the Bridge Facility, the other conditions referenced in the Bridge Summary of Terms under the heading “Conditions Precedent”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your affiliates, and your or your affiliates’ officers, directors, employees, agents, attorneys, accountants and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), and (iii) this Commitment Letter and the Fee Letters (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the Acquired Business and to the affiliates, board of directors, officers, directors, employees, agents, attorneys, accountants and other advisors of the Acquired Business in connection with the Transaction. Notwithstanding the foregoing, (i) following your acceptance hereof, you may disclose the Summaries of Terms in any offering memoranda relating to the Notes or in any syndication or other marketing materials in connection with the Facilities or the Actavis Credit Agreement Amendments or in any proxy statement or similar public filing related to the Transaction or in connection with any public filing requirement, (ii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letters) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (iii) you may disclose the Summaries of Terms to any rating agency in connection with the Transaction to the extent necessary to satisfy your obligations or the conditions hereunder and (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Senior Credit Facilities, the Bridge Facility, the Notes and/or the Actavis Credit Agreement Amendments or in any public filing relating to the Transaction.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such

9

information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (including without limitation in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, and the Commitment Parties’ and their affiliates’ employees, officers, directors, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and instructed to keep such confidential information confidential, (v) for purposes of establishing any defense available under state and federal securities laws including without limitation a “due diligence” defense, (vi) to the extent that such information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the date that is 18 months after the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. None of the Commitment Parties or the Lead Arrangers will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by the Commitment Parties and the Lead Arrangers of services for other companies. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor

10

with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you and any guarantor, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you and any guarantor in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Senior Credit Facilities and funding of the Bridge Facility (or, upon the closing of the Acquisition without the use of any proceeds of the Senior Credit Facilities and/or the Bridge Facility, as applicable) and the provisions of Sections 4 and 6 (other than with respect to the confidentiality of the Fee Letters and the contents thereof) shall, except with respect to events or circumstances occurring prior to the execution of the Credit Documentation, be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof.

8. Miscellaneous. This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letters.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (i) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Merger Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Merger Agreement, or to decline to consummate the Transactions (as defined in the Merger Agreement) pursuant to the Merger Agreement, and (iii) the determination of whether the Transactions (as defined in the Merger Agreement) have been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware, without regard to any other principles of conflicts of law. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation,

11

performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you (other than to the TopCo Guarantor or any Borrower) without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates (provided that no such assignment to an affiliate shall reduce the amount of such Commitment Party’s commitment hereunder) or, subject to the provisions of Section 2 of this Commitment Letter, to any Lender. No Lead Arranger shall assign its rights under this Commitment Letter or the Fee Letters as a Lead Arranger in its capacity as such (other than to one of its affiliates) without the prior written consent of each of the parties hereto (and any purported assignment without such consent will be null and void).

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m. (New York City time) on February 17, 2014, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) the Outside Date (as defined below), (b) the closing of the Acquisition without the use of the Senior Credit Facilities and the Bridge Facility and (c) the termination of the Merger Agreement in accordance with its terms.

As used herein, the “Outside Date” shall mean midnight Eastern Time (as defined in the Merger Agreement), on August 17, 2014; provided that if, as of such date, the condition set forth in Section 7.1(d) of the Merger Agreement and/or the condition set forth in Section 7.1(c) of the Merger Agreement (if the applicable Adverse Law (as defined in the Merger Agreement) or Order (as defined in the Merger Agreement) is an order or injunction of a court of competent jurisdiction under an Antitrust Law (as defined in the Merger Agreement)) has not been satisfied but all other conditions to the Closing

12

(as defined in the Merger Agreement) set forth in Article VII of the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), and either Parent or the Acquired Business has prior to August 17, 2014 extended the “Outside Date” under to the Merger Agreement by an additional three months until November 17, 2014, such extended date shall thereafter be considered the Outside Date; provided, further, that if on the Outside Date as extended pursuant to the preceding proviso the condition set forth in Section 7.1(d) of the Merger Agreement and/or the condition set forth in Section 7.1(c) of the Merger Agreement (if the applicable Adverse Law or Order is an order or injunction of a court of competent jurisdiction under an Antitrust Law)) has not been satisfied but all other conditions to the Closing set forth in Article VII of the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), and either Parent or the Acquired Business have prior to November 17, 2014 extended the “Outside Date” under to the Merger Agreement by an additional one month until December 17, 2014, such extended date shall thereafter be considered the Outside Date.

[The remainder of this page intentionally left blank.]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Robert LaPorte
Name: Robert LaPorte
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jeff Standish
Name: Jeff Standish
Title: Vice President

Signature Page to Tango Commitment Letter

MIZUHO BANK, LTD.

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

Signature Page to Tango Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

ACTAVIS PLC

By:	/s/ David A. Buchen
Name: David A. Buchen
Title: Chief Legal Officer - Global and Secretary

Signature Page to Tango Commitment Letter

ANNEX I

PROJECT TANGO

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrowers:	At the option of Actavis plc (“Parent”), Parent and/or one or more existing or future subsidiaries of Parent organized under the laws of the United States or any state thereof, Luxembourg, Puerto Rico, Ireland or any jurisdiction selected by Parent and consented to by the Bridge Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) will be the borrowers under the Bridge Facility (as herein after defined) (in such capacity, each a “Borrower”). As of the Commitment Date, Parent expects Actavis Capital S.a r.l., a private limited liability company (société à responsabilité limitée) incorporated under the Laws of the Grand-Duchy of Luxembourg, to be the Borrower.

Guarantors:	On the Closing Date, Actavis, Inc. and Warner Chilcott Limited (a Bermuda company) or such other indirect subsidiary of Parent (the “TopCo Guarantor”) that is itself a parent company of all the borrowers party to the Existing Actavis Credit Agreements. Thereafter, any subsidiary of the TopCo Guarantor (other than a Borrower) that becomes a guarantor of third party indebtedness of any subsidiary of the TopCo Guarantor (other than a Borrower or a guarantor under the Existing WC Term Loan Credit and Guaranty Agreement (or any refinancing thereof) unless such party is also a guarantor under the Existing Actavis Revolving Credit and Guaranty Agreement (or any refinancing thereof) and the Existing Actavis Term Loan Credit and Guaranty Agreement (or any refinancing thereof)) in an aggregate principal amount or commitment amount exceeding $350,000,000 (unless, in the case of a non-U.S. subsidiary, such guarantee would give rise to adverse tax consequences as reasonably determined by TopCo Guarantor). Such guarantees by subsidiaries shall be automatically released at such time as such subsidiaries no longer guarantee such other indebtedness. In addition, if the TopCo Guarantor or any of its subsidiaries provides a guaranty of indebtedness of the Acquired Business in an aggregate principal amount or commitment amount exceeding $350,000,000, the Acquired Business shall also guaranty the Facilities.

Administrative Agent:	Bank of America, N.A. or an affiliate thereof (“Bank of America”) will act as sole and exclusive administrative agent for the Bridge Lenders (the “Administrative Agent”).

Syndication Agent:	Mizuho Bank, Ltd. (“Mizuho Bank”) will act as sole and exclusive syndication agent for the Bridge Lenders.

Annex I-1

Co-Documentation Agents:	One or more financial institutions selected by Parent will act as co-documentation agents for the Bridge Facility.

Lead Arrangers and Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Bank will act as lead arrangers and bookrunning managers for the Bridge Loans (in such capacities, the “Bridge Lead Arrangers”).

Bridge Lenders:	Bank of America and Mizuho Bank (the “Initial Bridge Lenders”) and, subject to Section 2 of the Commitment Letter, other financial institutions determined by the Bridge Lead Arrangers in consultation with Parent (the “Bridge Lenders”).

Bridge Loans:	An aggregate principal amount of up to $4.0 billion of senior unsecured bridge loans (the “Bridge Loans”), less (i) all reductions pursuant to the Mandatory Prepayments and Commitment Reduction section below and (ii) without duplication of clause (i) above, the aggregate (x) gross proceeds of Notes or any other issuances of debt securities or disqualified equity securities of the Parent and its subsidiaries (collectively, “Permanent Securities”) issued on or prior to the Closing Date to the extent that the gross proceeds thereof are made available to any Borrower on or prior to the Closing Date and (y) commitments in respect of the Five Year Tranche under the Senior Credit Facilities on the date the Credit Documentation in respect thereof becomes effective in accordance with its terms. The Bridge Loans will be available to the Borrowers in one drawing on the Closing Date.

Ranking:	The Bridge Loans will be senior unsecured obligations of TopCo Guarantor and the Borrowers and rank pari passu in right of payment with or senior to all other unsecured obligations of TopCo Guarantor and the Borrowers.

Purpose:	The proceeds of the Bridge Loans, together with (i) borrowings under the Senior Credit Facilities and (ii) drawings under the Existing Actavis Revolving Credit and Guaranty Agreement and Parent’s and its subsidiaries’ cash on hand, shall be used to finance the “Cash Election Consideration” and the “Fractional Share Consideration” (each term as defined in the Merger Agreement) and to pay costs and expenses related to the Transaction.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.

“Applicable Margin” shall be the basis points per annum set forth in the table below for the period indicated opposite the long term senior unsecured, non-credit enhanced debt rating or, if none, the issuer rating or corporate credit rating of Parent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), in each case after giving effect to the Transaction (the “Ratings”). In the event of a single-level split between the Ratings, the higher Rating shall apply, and in the event of a multi-level

Annex I-2

split between the Ratings, the Rating that is the midpoint between the two Ratings, or, if there is no such midpoint, the Rating that is one level lower than the higher Rating, shall apply. If either S&P or Moody’s does not have in effect a Rating, then the Rating assigned by the other rating agency shall be used. In the event that no Ratings are maintained for a reason other than such rating agency ceasing to be in the business of rating corporate debt obligations, the highest pricing in the grid shall apply.

Debt Rating	Applicable Margin
	On the Closing Date	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
≥ A-/A3	L + 100.0 bps	L + 150.0 bps	L + 200.0 bps	L + 250.0 bps
BBB+/Baa1	L + 112.5 bps	L + 162.5 bps	L + 212.5 bps	L + 262.50 bps
BBB/Baa2	L + 125.0 bps	L + 175.0 bps	L + 225.0 bps	L + 275.0 bps
BBB-/Baa3	L + 150.0 bps	L + 200.0 bps	L + 250.0 bps	L + 300.0 bps
≤ BB+/Ba1	L + 175.0 bps	L + 225.0 bps	L + 275.0 bps	L + 325.0 bps

If the rating system of Moody’s or S&P shall change or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Parent and the Bridge Lenders shall negotiate in good faith to amend the Applicable Margin to reflect such changed rating system (including, in such case, an amendment to replace Moody’s or S&P, as applicable, with another rating agency) or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

During the continuance of a payment default, interest will accrue on the principal of the Bridge Loans at a rate of 200 basis points in excess of the rate otherwise applicable to the Bridge Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Duration Fees:	The Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Bridge Lenders, a duration fee on the dates and in the amounts indicated below, calculated on the aggregate principal amount of the Bridge Loans outstanding on such dates:

Date	(bps)
90 days after the Closing Date	50.0
180 days after the Closing Date	100.0
270 days after the Closing Date	150.0

Cost and Yield Protection:	Same as the Senior Credit Facilities.

Annex I-3

Maturity:	364 days after the Closing Date.

Amortization:	None.

Optional Prepayments and Commitment Reductions:

The Bridge Loans may be prepaid, or the commitments in respect thereof may be reduced, without premium or penalty, in whole or in part, upon written notice, at the option of TopCo Guarantor or any Borrower, at any time, together with accrued interest to the prepayment date (if applicable).

Mandatory Prepayments and Commitment Reductions:

The Borrowers shall prepay the Bridge Loans, and prior to the Closing Date, the commitments in respect thereof shall be automatically reduced, without premium or penalty together with accrued interest to the prepayment or purchase date, with (a) all net after-tax cash proceeds from non-ordinary course sales of property and assets of TopCo Guarantor or any of its subsidiaries after the Commitment Date (including sales or issuances of equity interests, in each case to third parties, by subsidiaries of TopCo Guarantor (but excluding sales of inventory or factoring of accounts receivable in the ordinary course of business, net cash after-tax proceeds from other sales of property or assets of TopCo Guarantor and dispositions by TopCo Guarantor or a Borrower, as applicable, or subsidiaries of TopCo Guarantor or a Borrower, to the extent the repatriation of the proceeds of such dispositions, or otherwise using the proceeds of such a sale to repay the Bridge Loans, would result in adverse tax consequences as reasonably determined by TopCo Guarantor or such Borrower, as applicable) in an amount not to exceed $150.0 million, subject to customary reinvestment rights, and, after the execution and delivery of the Credit Documentation, other exceptions to be agreed in the Credit Documentation), (b) all net cash proceeds from the issuance or incurrence after the Commitment Date of additional debt of TopCo Guarantor or the Borrowers (including, the commitments in respect of the Five Year Tranche under the Senior Credit Facilities on the date the Credit Documentation in respect thereof becomes effective in accordance with its terms (but excluding any replacement, extension or renewal of any debt of Parent or its subsidiaries existing on the Closing Date which matures prior to the maturity of the Bridge Loans)) or any of its subsidiaries other than drawings under the Existing Actavis Revolving Credit and Guaranty Agreement that are not specifically designated by TopCo Guarantor for application (and actually applied on the Closing Date) to finance a portion of the Transaction and, after the execution and delivery of the Credit Documentation, certain debt permitted under the Credit Documentation, and (c) all net cash proceeds from any public issuance of equity interest by Parent after the Commitment Date (other than any equity issued to the Sellers pursuant to the Merger Agreement and other exceptions to be agreed).

Annex I-4

Conditions Precedent:	The borrowing under the Bridge Facility on the Closing Date will be subject only to the conditions precedent expressly set forth in Section 5 of the Commitment Letter and Annex III to the Commitment Letter.

Credit Documentation:	Same as the Senior Credit Facilities.

Representations and Warranties:	Same as the Senior Credit Facilities.

Affirmative Covenants:	Same as the Senior Credit Facilities plus a covenant for the Borrowers to pay all fees due and payable under the Fee Letters.

Negative Covenants:	Same as the Senior Credit Facilities.

Events of Default:	Same as the Senior Credit Facilities.

Clean-up Period:	Same as the Senior Credit Facilities.

Assignments and Participations:	Prior to the Closing Date, assignments of commitments in respect of the Bridge Facility shall be governed by the Commitment Letter. After funding under the Bridge Facility on the Closing Date, but prior to the date that a Successful Syndication of the Bridge Facility has been achieved, the Initial Bridge Lenders will be permitted to make assignments to other entities selected in consultation with the Borrowers. Assignments after a Successful Syndication of the Bridge Facility has been achieved or prior thereto by Lenders other than Initial Bridge Lenders shall be permitted on the same terms as the Senior Credit Facilities.

Waivers and Amendments:	Same as the Senior Credit Facilities.

Defaulting Lenders:	Same as the Senior Credit Facilities.

Indemnification:	TopCo Guarantor and, after the Closing Date, the Borrowers will indemnify and hold harmless the Administrative Agent, the Bridge Lead Arrangers, each Bridge Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against, and hold each harmless from, all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Bridge Facility, the Borrowers’ use of loan proceeds or the commitments, including reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole, unless such losses, claims, damages, liabilities or expenses are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to arise from the gross negligence, willful misconduct or bad faith of the applicable indemnified person (or any controlling person or controlled affiliate of such indemnified person, the respective directors, officers, or employees of such indemnified

Annex I-5

person or any of their controlling persons or controlled affiliates and the respective agents of such indemnified person or any of their controlling persons or controlled affiliates acting at the instructions of such indemnified person or a controlling person or such controlled affiliate of such indemnified person), or (ii) to result from a claim brought by any Borrower against an indemnified person for a material breach of such indemnified person’s obligations under the Commitment Letter, the Fee Letters or other Credit Documentation.

Governing Law:	New York; provided, however, that on or before the Closing Date, (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Merger Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Merger Agreement, or to decline to consummate the Transactions (as defined in the Merger Agreement) pursuant to the Merger Agreement, and (iii) the determination of whether the Transactions (as defined in the Merger Agreement) have been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware, without regard to any other principles of conflicts of law.

Expenses:	Same as the Senior Credit Facilities.

Counsel to Bridge Lead Arranger:	Shearman & Sterling LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Annex I-6

ANNEX II

PROJECT TANGO

SUMMARY OF TERMS AND CONDITIONS

SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Borrowers:	At the option of Actavis plc (“Parent”), Parent and/or one or more existing or future subsidiaries of Parent organized under the laws of the United States or any state thereof, Luxembourg, Puerto Rico, Ireland or any jurisdiction selected by Parent and consented to by the Senior Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) will be the borrowers under the Senior Credit Facilities (as herein after defined) (in such capacity, each a “Borrower”). As of the Commitment Date, Parent expects Actavis Capital S.a r.l., a private limited liability company (société à responsabilité limitée) incorporated under the Laws of the Grand-Duchy of Luxembourg, to be the Borrower.

Guarantors:	On the Closing Date, Actavis, Inc. and Warner Chilcott Limited (a Bermuda company) or such other indirect subsidiary of Parent (the “TopCo Guarantor”) that is itself a parent company of all the borrowers party to the Existing Actavis Credit Agreements. Thereafter, any subsidiary of the TopCo Guarantor (other than a Borrower) that becomes a guarantor of third party indebtedness of any subsidiary of the TopCo Guarantor (other than a Borrower or a guarantor under the Existing WC Term Loan Credit and Guaranty Agreement (or any refinancing thereof) unless such party is also a guarantor under the Existing Actavis Revolving Credit and Guaranty Agreement (or any refinancing thereof) and the Existing Actavis Term Loan Credit and Guaranty Agreement (or any refinancing thereof)) in an aggregate principal amount or commitment amount exceeding $350,000,000 (unless, in the case of a non-U.S. subsidiary, such guarantee would give rise to adverse tax consequences as reasonably determined by TopCo Guarantor). Such guarantees by subsidiaries shall be automatically released at such time as such subsidiaries no longer guarantee such other indebtedness. In addition, if the TopCo Guarantor or any of its subsidiaries provides a guaranty of indebtedness of the Acquired Business in an aggregate principal amount or commitment amount exceeding $350,000,000, the Acquired Business shall also guaranty the Facilities.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Senior Lenders (as hereinafter defined) (the “Administrative Agent”).

Syndication Agent:	Mizuho Bank, Ltd. (“Mizuho Bank”) will act as sole and exclusive syndication agent for the Senior Lenders.

Annex II-1

Co-Documentation Agents:	One or more financial institutions selected by Parent will act as co-documentation agents for the Senior Credit Facilities.

Lead Arrangers and Bookrunning Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Bank will act as lead arrangers and bookrunning managers for the Senior Credit Facilities (in such capacities, the “Senior Lead Arrangers”).

Senior Lenders:	Bank of America, Mizuho Bank and, subject to Section 2 of the Commitment Letter, other banks and financial institutions determined by the Senior Lead Arrangers and reasonably acceptable to Parent (the “Senior Lenders”).

Senior Credit Facilities:	An aggregate principal amount of up to $4.750 billion will be available, at Parent’s election, under either a new credit agreement or as new tranches of term loans under one of the Existing Actavis Credit Agreements (in either case, the “Senior Credit Facilities”). The Senior Credit Facilities shall be comprised of (1) a tranche of senior unsecured cash bridge in an original aggregate principal amount of $3.0 billion maturing 60 days after the Closing Date (the “Cash Bridge Tranche”) and (2) a tranche of senior unsecured term loans in an original aggregate principal amount of $1.750 billion maturing five years after the Closing Date (the “Five Year Tranche”). The entire aggregate principal amount of the Senior Credit Facilities will be available to the Borrowers in one drawing on the Closing Date.

Purpose:	The proceeds of the borrowings under the Senior Credit Facilities, together with (i) proceeds from the Bridge Facility and/or the Notes and (ii) drawings under the Existing Actavis Revolving Credit and Guaranty Agreement and Parent’s and its subsidiaries’ cash on hand, shall be used to finance the “Cash Election Consideration” and the “Fractional Share Consideration” (each term as defined in the Merger Agreement) and to pay costs and expenses related to the Transaction.

Post-Closing Restructuring:	Parent and its subsidiaries may consummate any intercompany transaction that does not result in a change of jurisdiction of any Borrower or release TopCo Guarantor as a guarantor under the Senior Credit Facilities (all such transactions, collectively, the “Post-Closing Restructuring”).

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities will be, at the option of the applicable Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means a percentage per annum to be determined in accordance with the ratings based pricing grid referred to below.

The applicable Borrower may elect interest periods of one, two, three or six months (or, if agreed to by all the Senior Lenders, twelve months or a period of shorter than 1 month) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

Annex II-2

“LIBOR” and “Base Rate” will be defined and calculated on a basis substantially identical to the Existing WC Term Loan Credit and Guaranty Agreement.

During the continuance of a payment default, interest will accrue on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to the outstanding loans, and will be payable on demand.

Applicable Margin:	The Applicable Margin for LIBOR advances shall be the basis points per annum set forth in the table below opposite the long term senior unsecured, non-credit enhanced debt rating or, if none, the issuer rating or corporate credit rating of Parent by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), in each case after giving effect to the Transaction (the “Ratings”). In the event of a single-level split between the Ratings, the higher Rating shall apply, and in the event of a multi-level split between the Ratings, the Rating that is the midpoint between the two Ratings, or, if there is no such midpoint, the Rating that is one level lower than the higher Rating, shall apply. If either S&P or Moody’s does not have in effect a Rating, then the Rating assigned by the other rating agency shall be used. In the event that no Ratings are maintained for a reason other than such rating agency ceasing to be in the business of rating corporate debt obligations, the highest pricing in the grid shall apply. The Applicable Margin for Base Rate advances shall be 100 basis points less than the Applicable Margin for LIBOR advances.

Debt Rating	Applicable Margin for LIBOR advances
≥ A-/A3	L + 112.5 bps
BBB+/Baa1	L + 125.0 bps
BBB/Baa2	L + 137.5 bps
BBB-/Baa3	L + 162.5 bps
≤ BB+/Ba1	L + 187.5 bps

If the rating system of Moody’s or S&P shall change or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Parent and the Senior Lenders shall negotiate in good faith to amend the Applicable Margin to reflect such changed rating system (including, in such case, an amendment to replace Moody’s or S&P, as applicable, with another rating agency) or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Annex II-3

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	The Credit Documentation will contain customary cost and yield protection provisions that are substantially identical to those contained in the Existing WC Term Loan Credit and Guaranty Agreement (including with respect to the Dodd-Frank Act and the Basel III Accord); provided that (x) the Borrowers shall not be liable for any tax imposed under FATCA and (y) FATCA shall be defined as Sections 1471 through 1474 of the Code (or any amendment or successor provisions that are substantively similar and not materially more onerous to comply with), and any present or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

Maturity:	Cash Bridge Tranche. 60 days after the Closing Date.

Five Year Tranche. Five years after the Closing Date.

Scheduled Amortization:	Cash Bridge Tranche. Loans under the Cash Bridge Tranche will not be subject to quarterly amortization and shall be payable in full on the 60th day following the Closing Date.

Five Year Tranche. Loans under the Five Year Tranche will be subject to quarterly amortization of principal equal to 2.5% of the original aggregate principal amount thereof, with the balance payable on the five year anniversary of the Closing Date.

Optional Prepayments and Commitment Reductions:

The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of TopCo Guarantor or any Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior Lenders resulting therefrom. Each optional prepayment or commitment reduction in respect of the Senior Credit Facilities shall be applied as directed by TopCo Guarantor or any Borrower (or, in the absence of direction from TopCo Guarantor or such Borrower, in the direct order of maturity). The unutilized portion of any commitment under the Senior Credit Facilities may be reduced permanently or terminated by TopCo Guarantor or any Borrower at any time without penalty.

Mandatory Prepayments:	The loans under the Cash Bridge Tranche shall be prepaid at 100% of the outstanding principal amount thereof with the proceeds of any dividends

Annex II-4

or distributions received by any Borrower from the cash of the Acquired Companies designated by the Borrower’s as trapped cash on the Closing Date. These mandatory prepayment provisions will not apply to the loans under the Five Year Tranche.

Conditions Precedent:	The borrowing under the Senior Credit Facilities on the Closing Date will be subject only to the conditions precedent expressly set forth in Section 5 of the Commitment Letter and Annex III to the Commitment Letter. For the avoidance of doubt, the conditions in Section 5 of the Commitment Letter and Annex III to the Commitment Letter shall not be conditions to the funding of the Senior Credit Facilities on the Pre-Funding Date (as hereinafter defined).

Credit Documentation:	The Credit Documentation shall be negotiated in good faith, shall contain terms consistent with the terms set forth in this Senior Financing Summary of Terms and, to the extent not provided in this Senior Financing Summary of Terms, shall be substantially identical to the Existing WC Term Loan Credit and Guaranty Agreement, with such changes to the terms in the Existing WC Term Loan Credit and Guaranty Agreement as may be mutually agreed, taking into account the operational requirements of Parent and its subsidiaries in light of their capital structure, size and business practices both as of the Closing Date and after giving effect to the Post-Closing Restructuring and shall contain terms regarding the pre-funding of the Senior Credit Facilities by the Senior Lenders to the Administrative Agent on a date that is up to three business days prior to the Closing Date (the “Pre-Funding Date”) that are substantially identical to those set forth in Article II of that certain Term Loan Credit Agreement dated, as of June 22, 2012, among Watson Pharmaceuticals, Inc., each lender from time to time party thereto and Bank of America, N.A. as administrative agent. It is understood and agreed that the Credit Documentation shall contain only those payments, conditions to borrowing, representations, warranties, covenants and events of default expressly set forth or referred to in this Senior Financing Summary of Terms. The foregoing sentences are referenced herein as the “Documentation Principles”.

Representations and Warranties:	The Credit Documentation will contain representations and warranties that are made only on the Closing Date, substantially identical to those set forth in the Existing WC Term Loan Credit and Guaranty Agreement (including defined terms used therein) and consistent with the Documentation Principles.

Affirmative Covenants:	The Credit Documentation will contain affirmative covenants that are applicable only after the Closing Date, substantially identical to those set forth in the Existing WC Term Loan Credit and Guaranty Agreement (including defined terms used therein) and consistent with the Documentation Principles.

Negative Covenants:	The Credit Documentation will contain negative covenants that are applicable only after the Closing Date, substantially identical to those set

Annex II-5

forth in the Existing WC Term Loan Credit and Guaranty Agreement (including defined terms used therein) and consistent with the Documentation Principles. Notwithstanding the foregoing, the Credit Documentation will contain a covenant that provides that Parent and each subsidiary of Parent that is a direct or indirect parent of TopCo Guarantor (Parent and each such subsidiary of Parent, the “Passive Holding Companies”), will not conduct, transact or otherwise engage in any active trade or business or operations other than through a subsidiary of TopCo Guarantor; provided that the foregoing will not prohibit any Passive Holding Company from taking actions related to the following (and activities incidental thereto): (i) its ownership of the equity interests of its direct wholly-owned subsidiaries, which are direct or indirect parents of TopCo Guarantor, (ii) the maintenance of its legal existence and, with respect to Parent, status as a public company (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Merger Agreement, the Facilities, any other indebtedness in respect of which it is an obligor and any other agreement to which it is a party, (iv) with respect to Parent, any public offering of its common stock or with respect to any Passive Holding Company (other than Parent) any other issuance of its equity interests to be agreed, (v) the making of restricted payments, (vi) the incurrence of indebtedness, (vii) making contributions to (or other equity investments in) the capital of its direct subsidiaries, (viii) creation of a newly formed subsidiary with de minimis capitalization and which is formed solely for the purpose of consummating an acquisition by Parent (solely to the extent that, within a period of time to be agreed, such newly formed subsidiary mergers with and into target and the survivor thereof becomes a subsidiary of TopCo Guarantor or its subsidiaries), (ix) guaranteeing the obligations of its subsidiaries, (x) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (xi) holding any cash or certain property (including cash and certain property received in connection with restricted payments), (xii) providing indemnification to officers and directors, (xiii) the ownership and/or dispositions of assets held on the Closing Date or acquired after the Closing Date, in each case, the extent permitted by clauses (iii), (v), (vii) or (viii) above and (xiv) activities incidental to the businesses or activities described above.

Financial Covenants:	Applicable only after the Closing Date and limited to a maximum ratio of Consolidated Total Debt (to be defined and consistent with the Documentation Principles) to Consolidated EBITDA (to be defined and consistent with the Documentation Principles) of: (i) 4.25:1.00 for the first four full fiscal quarters after the Closing Date, (ii) 4.00:1.00 from the fifth full fiscal quarter after the Closing Date through the eighth full fiscal quarter after the Closing Date and (iii) 3.50 for from the ninth full fiscal quarter through the date of maturity of the Senior Credit Facilities.

The financial covenant will be calculated on a consolidated basis and for each consecutive four fiscal quarter period. Calculations will be made on a pro forma basis for material acquisitions and material dispositions in a manner consistent with the Documentation Principles.

Annex II-6

Events of Default:	The Credit Documentation will contain events of default that are substantially identical to those set forth in the Existing WC Term Loan Credit and Guaranty Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Clean-up Period:	If, during the five-day period following the Closing Date, a matter or circumstance exists which constitutes a breach of the representations and warranties or a breach of the covenants or a potential or actual event of default, that matter or circumstance will not constitute an event of default; provided that (i) the matter or circumstance does not constitute a Major Default (to be defined and consistent with the Documentation Principles) or a default or an event of default incapable of being cured, (ii) reasonable steps are being taken to cure that matter or circumstance and (iii) such potential or actual event of default is cured or otherwise ceases to exist within five days following the Closing Date. For the avoidance of doubt, nothing in this section shall affect the Conditions Precedent set forth above.

Assignments and Participations:	The Credit Documentation will contain assignment and participation provisions that are substantially identical to those set forth in the Existing Actavis Term Loan Credit and Guaranty Agreement; provided that, no assignment of commitments shall be made at any time prior to the initial funding under the Senior Credit Facilities to any person that is not specifically identified in writing by the Senior Lead Arrangers prior to the Commitment Date and agreed to in writing by Parent prior to the Commitment Date.

Waivers and Amendments:	The Credit Documentation will contain amendment and waiver provisions that are that are substantially identical to those contained in the Existing WC Term Loan Credit and Guaranty Agreement.

Defaulting Lenders:	The Credit Documentation shall include customary “defaulting lender” provisions to be agreed that are that are substantially identical to those set forth in the Existing WC Term Loan Credit and Guaranty Agreement.

Indemnification:	TopCo Guarantor and, after the Closing Date, the Borrowers will indemnify and hold harmless the Administrative Agent, the Senior Lead Arrangers, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against, and hold each harmless from, all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facilities, the Borrowers’ use of loan proceeds or the commitments, including reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons,

Annex II-7

taken as a whole, unless such losses, claims, damages, liabilities or expenses are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to arise from the gross negligence, willful misconduct or bad faith of the applicable indemnified person or any of such indemnified person’s officers, directors, employees, agents and advisors, or (ii) to result from a claim brought by TopCo Guarantor or any Borrower against an indemnified person for a material breach in bad faith of such indemnified person’s obligations under the Commitment Letter, the Fee Letters or other Credit Documentation.

Governing Law:	New York; provided, however, that, on or before the Closing Date, (i) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Merger Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Merger Agreement, or to decline to consummate the Transactions (as defined in the Merger Agreement) pursuant to the Merger Agreement, and (iii) the determination of whether the Transactions (as defined in the Merger Agreement) have been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware, without regard to any other principles of conflicts of law.

Expenses:	TopCo Guarantor and, after the Closing Date, the Borrowers shall pay (a) subject (prior to the Closing Date) to the limitations set forth in the Commitment Letter, all reasonable and documented out-of-pocket expenses of the Administrative Agent associated with the preparation, execution, delivery and administration of the Senior Credit Facilities and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel, which shall be limited to the counsel identified below and one local counsel in each of Ireland, each jurisdiction of organization of each Borrower and, if reasonably necessary, each jurisdiction of organization of any other guarantor) and (b) all reasonable and documented out-of-pocket expenses of the Senior Lenders (including the reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole) in connection with the enforcement of the Senior Credit Facilities.

Counsel to the Senior Lead Arrangers:	Shearman & Sterling LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Annex II-8

ANNEX III

PROJECT TANGO

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The initial borrowing under each of the Facilities shall be subject to the following conditions precedent (which shall be satisfied prior to or substantively concurrent with the funding under the applicable Facility); provided that the conditions in this Annex III shall not be conditions to the funding of the Facilities on the Pre-Funding Date:

(i) Since the Commitment Date, there shall not have occurred a “Company Material Adverse Effect” under the Merger Agreement.

(ii) The Acquisition shall have been or shall be, substantially simultaneously with the initial borrowings, consummated in accordance with the terms of the Merger Agreement without giving effect to any amendments, modifications, supplements, waivers or consents after the date hereof by Parent, US Holdco, Merger Sub 1 or Merger Sub 2 that are materially adverse to the interests of the Lenders and not approved by the Lead Arrangers (which approval shall not be unreasonably withheld, conditioned or delayed). It is understood and agreed that (a)(A) no increase in consideration shall be deemed to be materially adverse to the interests of the Lenders so long as not funded with the proceeds of (x) any equity issuance by Parent or (y) indebtedness that would cause the ratio Consolidated Total Debt as of the Closing Date to Consolidated EBITDA for the most recent period of four fiscal quarters for which financial statements are available, in each case of Parent on a pro forma basis giving effect to the Transaction, to exceed 4.25:1.00 and (B) a decrease in the “Cash Election Consideration” (as defined in the Merger Agreement) of 20% or less shall not be deemed to be materially adverse to the interests of the Lenders and (b) that any amendment to the definition of “Company Material Adverse Effect” shall be deemed materially adverse to the interests of the Lenders.

(iii) Parent shall have delivered to the Administrative Agent a certificate as to the financial condition and solvency of Parent and its subsidiaries (on a consolidated basis, after giving effect to the Transaction), in the form attached as Exhibit A hereto.

(iv) TopCo Guarantor and each Borrower shall have delivered to the Administrative Agent customary (A) legal opinions in substantially the form of the legal opinions delivered in connection with the closing under the Existing WC Term Loan Credit and Guaranty Agreement, modified to reflect the Senior Credit Facilities and the Transaction; provided that legal opinions shall not be required in any jurisdiction in which a Borrower is not organized (other than New York), (B) evidence of authority (including the incumbency of officers executing the Credit Documentation), (C) corporate resolutions, (D) good standing certificates and (E) closing certificates regarding satisfaction of the conditions precedent to funding of the Senior Credit Facilities.

(v) With respect to the Bridge Facility only, during a period of at least five consecutive business days occurring at any time prior to the Closing Date (which five consecutive business-day period, (1) if it has not ended on or before August 15, 2014, shall not commence before

Annex III-1

September 2, 2014 and (2) shall exclude November 27-28, 2014), the Borrower shall have (A) provided to the Commitment Parties one or more offering memoranda or private placement memoranda (including all financial statements and other information that would be of the type that would be customary in a private offering pursuant to Rule 144A (which, for the avoidance of doubt, need not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b), other information or financial data customarily excluded from a Rule 144A offering memorandum), and at no time during such five consecutive business-day period shall the financial information in such Offering Document have become stale) relating to the Notes (the “Offering Document”), (B) used commercially reasonable efforts to cause the independent registered public accountants of the Borrower and, consistent with its obligations under the Acquisition Agreement, the Acquired Business to render customary “comfort letters” with respect to the financial information in the Offering Document and (C) caused the senior management and other representatives of the Borrowers and, in a manner consistent with the Merger Agreement, the Acquired Business, to provide access in connection with due diligence investigations and to prepare and participate in a customary “road show”.

(vi) All fees due to the Administrative Agents, the Lead Arrangers and the Lenders pursuant to the Fee Letters and, to the extent invoiced at least two business days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers on or prior to the Closing Date pursuant to the Commitment Letter, shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facility. Solely in the case of the Bridge Facility, the Parent shall have complied with all of its obligations under the “Market Flex” provisions in Section 3 of the Joint Fee Letter.

(vii) To the extent requested at least seven days prior to the Closing Date by the Senior Lead Arrangers, the Borrowers shall have delivered the documentation and other information with respect to the Borrowers to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act, prior to the Closing Date.

(viii) Solely in the case of the of the Five Year Tranche, commitments shall have been received from the Senior Lenders for the $1.4 billion of commitments under the Senior Credit Facilities that are not committed to by the Initial Senior Lenders hereunder.

(ix) With respect to the Bridge Facility in respect of the Five Year Tranche only during a period of at least fifteen consecutive business days occuring at any time prior to the Closing Date (which fifteen consecutive business-day period, (1) if it has not ended on or before August 15, 2014, shall not commence before September 2, 2014 and (2) shall exclude November 27-28, 2014), the Borrowers shall have provided to the Bridge Lead Arrangers, an Information Memorandum for such portion of the Bridge Facility.

Annex III-2

EXHIBIT A

FORM OF SOLVENCY CERTIFICATE

[                    ], [            ]

The undersigned, [                    ], the [                    ] of Actavis plc ( “Parent”), is familiar with the properties, businesses, assets and liabilities of Parent and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Parent.

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ], [            ] (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among Parent, [the Borrowers], each lender from time to time party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent thereunder (in such capacity, the “Administrative Agent”).

As used herein, “Company” means Parent and its subsidiaries on a consolidated basis.

1. I, [    ], hereby certify that I am the [    ] of Parent and that I am knowledgeable of the financial and accounting matters of the Company, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein and that, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of Parent.

2. The undersigned certifies, on behalf of Parent and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of Parent as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

3. The undersigned certifies, on behalf of Parent and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by Parent to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of Parent and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i) the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii) the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

Exhibit A

(iii) the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date;

(v) the Company is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and

(vi) the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as [                    ] of Parent and not in his individual capacity.

Name:
Title:

Exhibit A